Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

Noble Corporation Declares Special Cash Dividend of $.75 Per Ordinary Share
     SUGAR LAND, Texas, April 17, 2008 — Noble Corporation (NYSE: NE) announced today that the Company’s Board of Directors has declared a special cash dividend of $.75 per ordinary share. The dividend payout will total approximately $202 million based on the number of ordinary shares of the Company currently outstanding. The special cash dividend will be paid on May 16, 2008 to shareholders of record on April 30, 2008.
     The Company’s Board of Directors took no action to modify the Company’s existing dividend policy, which became effective in the first quarter of 2005, of paying a quarterly cash dividend. The Company’s Board of Directors has an agenda item scheduled for its April 30, 2008 meeting to consider the quarterly cash dividend for the 2008 second quarter.
     The declaration and payment of dividends in the future are at the discretion of the Company’s Board of Directors, and the amount of any future dividends will depend on our results of operations, financial condition, cash requirements, future business prospects, contractual restrictions and other factors deemed relevant by the Company’s Board of Directors.
     Noble Corporation is a leading offshore drilling contractor for the oil and gas industry. The Company performs contract drilling services with its fleet of 62 mobile offshore drilling units located in key markets worldwide, including the U.S. Gulf of Mexico, Middle East, Mexico, the North Sea, Brazil, West Africa and India. The fleet count includes five rigs under construction. Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
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     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

NC-443
04/17/2008
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729